Exhibit 21

LIST OF SUBSIDIARIES

Name	Place of incorporation and kind of legal entity	Principal activities and place of operation	Particulars of issued/ registered share capital	Effective interest held

G.U. International Limited	The Republic of Seychelles, a limited liability company	Investment holding	US$2,000	100%